Exhibit 99.1

Alamar Biosciences Reports First Quarter 2026 Financial Results

FREMONT, Calif.--(GLOBE NEWSWIRE)—Alamar Biosciences, Inc. (Nasdaq: ALMR), a leader in Precision Proteomics dedicated to enabling the earliest detection of disease, today reported financial results for the quarter ended March 31, 2026.

Recent Highlights

•
Generated $26.0 million of total revenue for the first quarter of 2026, an increase of 99% as compared to the corresponding period of 2025.
•
Launched two new products, NULISAseq™ Neuro 220 Panel and NULISAqpcr™ AD 5-plex Assay, furthering our leadership in neurodegenerative disease research.
•
Raised approximately $220 million in gross proceeds from our initial public offering in April 2026.

"We began 2026 with a record quarter, nearly doubling revenue year over year as our NULISA platform gained rapid global traction among leading academic research and biopharma customers," said Yuling Luo, PhD, founder, CEO, and chair of Alamar Biosciences. "With our balance sheet significantly strengthened by the proceeds of our recent IPO, we are well-positioned to accelerate adoption of our Precision Proteomics platform and establish a new gold standard in protein detection and analysis."

First Quarter 2026 Financial Results

Revenue was $26.0 million for the first quarter of 2026, a 99% increase from $13.1 million for the corresponding prior-year period. Instrument revenue grew 78% to $7.4 million, from $4.1 million for the corresponding prior-year period, driven primarily by an increase in instrument placements. Consumable revenue grew 178% to $14.0 million, from $5.0 million for the corresponding prior-year period, driven primarily by pull-through tied to the larger instrument installed base as well as by a slight increase in the average selling price of our consumables. Services and other revenue grew 20% to $4.7 million, from $3.9 million for the corresponding prior-year period.

Gross margin was 56% for the first quarter of 2026, as compared to 49% for the corresponding prior-year period. The increase in gross margin was primarily driven by manufacturing efficiencies realized through larger consumables production volumes, higher average selling prices across both instruments and consumables, and by a favorable shift in product mix toward higher-margin consumables.

Operating expenses were $26.8 million for the first quarter of 2026, a 79% increase from $14.9 million for the corresponding prior-year period. The year-over-year increase in operating expenses was primarily related to increased personnel costs, increased costs related to expansion of our product offerings, and increased professional costs for legal and accounting services.

Operating loss was $12.3 million for the first quarter of 2026, as compared to an operating loss of $8.6 million for the corresponding prior-year period. This includes $1.5 million of stock-based compensation for the first quarter of 2026, as compared to $0.6 million for the first quarter of 2025.

Net loss was $21.3 million for the first quarter of 2026, including a loss of $8.6 million related to the remeasurement of convertible notes, and higher than the $7.7 million net loss in the corresponding prior-year period.

Cash, cash equivalents, and restricted cash were $69.5 million as of March 31, 2026.

Recent Developments

In April, after quarter end, Alamar Biosciences completed its initial public offering, raising $197.8 million of net proceeds, after deducting underwriter commissions, discounts and other expenses incurred by the company.

The company intends to provide full-year 2026 revenue guidance in conjunction with its second quarter 2026 earnings release in August 2026.

About Alamar Biosciences, Inc.

Alamar is a commercial-stage proteomics company establishing a gold standard in protein detection and analysis. Leveraging our proprietary NULISA™ technology and the ARGO™ HT System, our platform is designed to detect protein biomarkers at extremely low concentrations in blood with ultra-high sensitivity, high specificity, flexible multiplexing, broad dynamic range and seamless automation. We refer to this combination of features as “Precision Proteomics,” and believe it fills a critical gap in the field of advanced proteomics, helping researchers unlock the full spectrum of protein biomarkers across disease states.

Forward Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "forecasts," "intends," "may," "plans," "possible," "potential," "seeks," "will" and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding Alamar Biosciences’ future plans and prospects, its ability to accelerate adoption of its platform and establish a new gold standard in protein detection and analysis, anticipated timing and content regarding full-year 2026 guidance, and Alamar Biosciences’ ability to grow its business. Any forward-looking statements in this press release are based on Alamar Biosciences’ current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed or implied in Alamar Biosciences’ forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to intense competition in the proteomics market, exposure to legal proceedings, regulatory inquiries and other legal matters, failure to develop new assays or instruments, dependence on researchers who rely heavily on government funding, reductions in spending by research and academic institutions, the potential for products to be subject to more onerous regulation by the FDA or other regulatory requirements, the complexity of manufacturing Alamar Biosciences’ instruments and consumables, failure to obtain marketing authorizations for future products that are intended for clinical or diagnostic use, Alamar Biosciences’ ability to protect its intellectual property and other risks and uncertainties described in Alamar Biosciences’ filings with the Securities and Exchange Commission (SEC), including those described from time to time under the caption “Risk Factors” and elsewhere in Alamar Biosciences’ filings with the SEC, including its prospectus filed with the SEC pursuant to Rule 424(b)(4), dated April 16, 2026. Alamar Biosciences explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor contact:

investors@alamarbio.com

Media contact:

media@alamarbio.com

Alamar Biosciences, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenue:
Product revenue	$21,341	$9,169
Service and other revenue	4,694	3,922
Total revenue(1)	26,035	13,091
Cost of revenue:
Cost of product revenue(2)	9,810	5,371
Cost of service and other revenue(2)	1,768	1,331
Total cost of revenue	11,578	6,702
Gross profit	14,457	6,389
Operating expenses:
Research and development(2)	13,017	8,302
Selling, general and administrative(2)	13,787	6,640
Total operating expenses	26,804	14,942
Loss from operations	(12,347)	(8,553)
Interest income, net	539	786
Interest expense	(223)	(46)
Loss on remeasurement of convertible notes	(8,594)	—
Other (expense) income, net	(236)	154
Net loss before income tax	(20,861)	(7,659)
Provision for income taxes	464	—
Net loss	$(21,325)	$(7,659)
Net loss per share, basic and diluted	$(1.74)	$(0.68)
Weighted-average common shares outstanding, basic and diluted	12,259,811	11,258,870

(1)
The following table represents revenue by source for the periods indicated:

	Three Months Ended March 31,
(in thousands)	2026	2025
Instruments	$7,381	$4,146
Consumables	13,960	5,023
Services	4,694	3,672
Other revenue	—	250
Total	$26,035	$13,091

(2)
Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
(in thousands)	2026	2025
Cost of product revenue	$14	$8
Cost of service and other revenue	22	13
Research and development	392	229
Selling, general and administrative	1,039	369
Total stock-based compensation expense	$1,467	$619

Alamar Biosciences, Inc.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$64,586	$30,002
Accounts receivable	19,524	12,753
Inventory	39,931	38,482
Prepaid expenses and other current assets	17,432	13,468
Total current assets	141,473	94,705
Restricted cash	4,907	4,907
Property and equipment, net	10,472	10,498
Operating lease right-of-use assets	25,671	26,130
Capitalized software, net	1,836	1,988
Other assets—noncurrent	2,092	1,764
Total assets	$186,451	$139,992
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$5,635	$5,872
Accrued and other current liabilities	16,814	15,759
Short-term operating lease liabilities	1,599	2,099
Total current liabilities	24,048	23,730
Long-term operating lease liabilities	28,979	29,564
Warrant liabilities	331	247
Term debt	9,877	9,810
Convertible note	65,094	—
Other noncurrent liabilities	1,197	599
Total liabilities	129,526	63,950
Convertible preferred stock	234,996	234,996
Stockholders’ deficit
Founders preferred stock	—	—
Common stock	1	1
Additional paid-in capital	12,108	9,892
Accumulated other comprehensive loss	(80)	(72)
Accumulated deficit	(190,100)	(168,775)
Total stockholders’ deficit	(178,071)	(158,954)
Total liabilities, convertible preferred stock and stockholders' deficit	$186,451	$139,992